Exhibit 10.3

CONTRIBUTION AGREEMENT

Among

DEYLAU, LLC,

a Delaware Limited Liability Company;

TIMOTHY R. AND ROBIN L. CARGILE;

W.K. CHERNICKY, L.L.C.,

an Oklahoma Limited Liability Company;

OKEANOS, INC.,

an Oklahoma Corporation;

TONY MCKAIG;

RED DRAGON, LLC,

an Oklahoma Limited Liability Company

(the Grantors)

and

NEW SOURCE ENERGY CORPORATION,

a Delaware Corporation

(Grantee)

Dated this 12th day of August, 2011

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TABLE OF CONTENTS

(continued)

		Page

Section 10.06	Governing Law	16
Section 10.07	Announcements	16
Section 10.08	Entire Agreement	16
Section 10.09	Parties in Interest	17
Section 10.10	Waiver	17
Section 10.11	Litigation Costs	17
Section 10.12	Exhibits	17
Section 10.13	No Partnership Created	17
Section 10.14	Not to Be Construed Against Drafter	17
Section 10.15	No Third Party Beneficiaries	17

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CONTRIBUTION AGREEMENT

This Contribution Agreement (“Agreement”) is entered into this 12th day of August, 2011 by and among Deylau, LLC, a Delaware Limited Liability Company; Timothy R. and Robin L. Cargile; W.K. Chernicky, L.L.C., an Oklahoma Limited Liability Company; Okeanos, Inc., an Oklahoma Corporation; Tony McKaig; Red Dragon, LLC, an Oklahoma Limited Liability Company (each, a “Grantor”, and collectively, the “Grantors”), and New Source Energy Corporation, a Delaware corporation (“Grantee”). Grantors and Grantee are collectively referred to herein as the “Parties” and sometimes individually referred to as a “Party.”

W I T N E S S E T H:

WHEREAS, each Grantor owns fractional working interests in the amount set forth on Exhibit “A” attached hereto in certain oil and gas leases and wells as described in Exhibit “B” attached hereto; and

WHEREAS, each Grantor is willing to contribute to Grantee, and Grantee is willing to have contributed to it from each Grantor, all of such Grantor’s interest in the Misener-Hunton formation in the oil and gas leases and oil and gas wells listed in Exhibit “B” attached hereto and certain other rights and interests of Grantor associated therewith.

NOW, THEREFORE, in consideration of the mutual benefits derived and to be derived herefrom by each Party, Grantors and Grantee hereby agree as follows:

ARTICLE I

DEFINITIONS

As used herein, the following terms shall have the meaning ascribed to them:

“Affiliate” means any Party controlled by, controlling, or under common control with another Person. For the purposes of this definition, “control” means, where used with respect to any Party, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Party, whether through the ownership of voting securities, by contract, or otherwise. The terms “controlling” and “controlled” have correlative meanings.

“Ancillary Documents” means both the Grantee Ancillary Documents and the Grantor Ancillary Documents.

“Claim Notice” has the meaning given such term in Section 8.04(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Effective Time” means 12:01 am central time time as of August 1, 2011.

“Environmental Law” means any applicable Law relating to health, safety, the environment, natural resources, or the protection thereof, including any applicable provisions of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Clean Water Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. § 136 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the

Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; the Pipeline Safety Act, as amended by the Pipeline Inspection, Protection, Enforcement and Safety Act of 2006, 49 U.S.C. § 60101 et seq.; and any other applicable Law relating to health, safety, the environment, natural resources or the protection thereof, and all analogous state or local statutes, and the regulations promulgated pursuant thereto.

“GAAP” means “generally accepted accounting principles” of the United States, consistently applied.

“Good and Defensible Title” means, with respect to each Luther Lease and Luther Well, such record title and ownership by the applicable Grantor that:

a) entitles such Grantor to receive and retain, without reduction, suspension or termination, not less than Grantor’s Net Revenue Interest of all Hydrocarbons produced, saved and marketed through such Luther Lease and Luther Well;

b) obligates such Grantor to bear not greater than Grantor’s Working Interest of the costs and expenses relating to the maintenance, development and operation of such Luther Lease and Luther Well (unless there is a corresponding increase in Grantor’s Net Revenue Interest);

c) is free and clear of all Liens, except for Permitted Liens;

d) reflects that all consents to assignment, notices of assignment or preferential purchase rights which are applicable to or must be complied with in connection with the transaction contemplated by this Agreement (other than Governmental Authority approvals of the type customarily obtained after Closing), or any prior sale, assignment or the transfer of such Luther Lease or Luther Well, have been obtained and complied with to the extent the failure to obtain or comply with the same could render this transaction or any such sale, assignment or transfer (or any right or interest affected thereby) void or voidable; provided, that this Subsection (d) shall not require that any of the aforementioned consents, notices or preferential rights be reflected of record if same are not customarily recorded.

“Governmental Authority” means any federal, state, municipal, local, or similar governmental authority; regulatory or administrative agency; court or arbitral body.

“Grantee” has the meaning set forth in the opening paragraph of this Agreement.

“Grantee Ancillary Document” means each agreement, document, or certificate that is to be delivered by Grantee at Closing.

“Grantor(s)” has the meaning set forth in the opening paragraph of this Agreement.

“Grantor Ancillary Document” means each agreement, document, or certificate that is to be delivered by Grantor at Closing.

“Hazardous Substance(s)” means and includes, each substance defined, designated, classified or regulated as a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant, radioactive material or byproduct, or toxic substance under any Environmental Law, and any petroleum or petroleum products.

“Knowledge” as used herein shall mean and be limited to the actual knowledge of any individual Party or any officer or manager of a Party directly involved in the transaction that is the subject matter of this Agreement or in the ownership, operation, or administration of the Properties.

“Law” means any applicable law (including common law) rule, regulation, ordinance, order, judgment, or decree of a Governmental Authority; in each case as in effect on and as interpreted on the date of this Agreement.

“Lien(s)” means, with respect to any property or asset, any mortgage, pledge, charge, security interest, or other encumbrance of any kind in respect of such property or asset.

“Losses” means all actual liabilities, losses, damages, fines, penalties, judgments, settlements, awards, costs, and expenses (including reasonable fees and expenses of counsel); provided, however, the foregoing definition of “Losses” is subject to and restricted by the provisions of Section 8.06.

“Luther Hydrocarbons” has the meaning given such term in Section 2.02(b)(iii).

“Luther Leases” has the meaning given such term in Section 2.02(b)(i).

“Luther Wells” has the meaning given such term in Section 2.02(b)(ii).

“Net Mineral Acres” means the gross number of surface acres subject to a Luther Lease multiplied by (i) the percentage ownership of the lessor in the minerals located on, in or beneath the surface acres and burdened by such Luther Lease and (ii) the percentage of the lessee’s interest in such Lease. For clarity, Grantor’s Net Mineral Acres under a Luther Lease that covers 1,000 gross surface acres but only 50% of the mineral interests, in which Grantor owns 100% of the lessee’s interest, is 500 Net Mineral Acres.

“Net Revenue Interest” means an interest in and to oil, gas, natural gas liquids, condensate or related hydrocarbons saved, produced and sold from any Luther Lease or any Luther Well.

“Oil and Gas Interests” means collectively the Luther Leases and Luther Wells.

“Operator” means New Dominion, LLC, an Oklahoma limited liability company.

“Organizational Documents” means any charter, certificate of incorporation, articles of association, certificate of limited partnership, bylaws, partnership agreement, operating agreement, or similar formation, or governing documents and instruments.

“Permits” means authorizations, licenses, permits, or certifications issued by Governmental Authorities, provided, right-of-way agreements and similar rights and approvals that are not included in the definition of Permits.

“Permitted Liens” means any of the following matters:

a) the terms, conditions, restrictions, exceptions, reservations, limitations, and other matters contained in any applicable Luther Leases if the net cumulative effect of such burdens does not operate to increase the Grantor’s Working Interest in any Luther Lease (without a corresponding increase in the Net Mineral Acres in such Luther Lease) or the Working Interest in any Luther Well (without a corresponding increase in the Net Revenue Interest in such Luther Well), or decrease Grantor’s Net Mineral Acres or Net Revenue Interest under a Luther Lease or that decrease Grantor’s Net Revenue Interest in any Luther Well;

b) materialman’s, mechanics’, repairman’s, employees’, contractors’, operators’, non-operators’, or other similar Liens or charges for amounts that are not yet delinquent (including any amounts being withheld as provided by Law) or if delinquent, they are being contested in good faith by appropriate actions with appropriate reserves maintained by Grantor;

c) Liens for Taxes and assessments that are, in either case, allocable to the Properties and are not yet due or delinquent;

d) rights reserved to or vested in any Governmental Authority to control or regulate any of the Properties in any manner and all applicable Laws;

e) easements, rights-of-way, servitudes, permits, surface leases, surface-use restrictions, and other surface uses and impediments on, over, or in respect of property covered by the Luther Leases or by any of the rights-of-way, easements, permits, or licenses included in the Properties to the extent such matters, individually or in the aggregate, do not materially interfere with the ownership or use of the Luther Leases, taken as a whole;

f) all lessors’ royalties, overriding royalties, net profits interests, carried interests, reversionary interests, and similar burdens encumbering the Properties as of the Effective Time; provided, the net cumulative effect of such burdens does not operate to reduce the Grantor’s Net Mineral Acres or Net Revenue Interest in any Luther Lease, or to reduce the Grantor’s Net Revenue Interest in any Luther Well;

g) any other Liens, defects or irregularities that do not, individually or in the aggregate, materially interfere with the ownership or use of the Luther Leases affected thereby (as currently used or owned) and that would be acceptable to a reasonably prudent purchaser engaged in the business of owning and operating oil and gas properties;

h) all rights to consent by, required notices to, filings with, and other actions by any Governmental Authorities in connection with the sale or conveyance of oil and gas leases or interests therein, if the same are customarily obtained subsequent to such sale or conveyance;

i) contracts and agreements of public record in the county where a Luther Lease is located;

j) rights and duties under orders (i) establishing, amending or otherwise pertaining to drilling and spacing units or (ii) for forced pooling of interests;

k) statutory liens securing the payment of production proceeds to parties entitled thereto, but only to the extent that payment obligations are not in default;

l) any Lien of which the enforcement is barred under applicable statute of limitations;

m) the terms and conditions of this Agreement and all exhibits, schedules and attachments hereto;

n) heirship and probate issues which are ordinarily and typically cured in the ordinary course of business after acquisition whether while preparing for drilling or in the revenue distribution process; and

o) a mortgage encumbering the mineral estate of any lessor of any of the Luther Leases unless a complaint of record has been filed or any similar action taken by the mortgagee thereunder and such mortgage has not been subordinated to such Luther Leases.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, trust, Governmental Authority, or other entity of any kind.

“Post-Closing Environmental Liabilities” means (i) any violation of Environmental Law by Grantee or Grantee’s Affiliates after the Effective Time or arising in connection with the Grantee’s ownership or operation of the Properties after the Effective Time, (ii) any Release of Hazardous Substances onto or from the Properties after the Effective Time or relating to or arising from any activities conducted on such properties or from operation of such assets after the Effective Time and (iii) any claim, action, cause of action, inquiry, investigation, remediation, removal or restoration with respect to the matters set forth in subsection (i) or (ii) above.

“Pre-Closing Environmental Liabilities” means (i) any violation of Environmental Law, Grantors or Grantors’ Affiliates prior to the Effective Time or arising in connection with the Grantors’ ownership or operation of the Properties prior to the Effective Time, (ii) any Release of Hazardous Substances onto or from the Properties prior to the Effective Time or relating to or arising from any activities conducted on such properties or from operation of such assets prior to the Effective Time and (iii) any claim, action, cause of action, inquiry, investigation, remediation, removal or restoration with respect to the matters set forth in subsection (i) or (ii) above.

“Reasonable Efforts” means efforts in accordance with reasonable commercial practice and without the incurrence of unreasonable expense.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing.

“Representatives” means, as to any Party, its officers, directors, employees, counsel, accountants, financial advisers and consultants.

“Tax Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Tax Returns” means any report, return, election, document, estimated tax filing, declaration or other filing provided to any Tax Authority including any amendments thereto.

“Taxes” or “Tax” means (a) all taxes, assessments, duties, levies, imposts or other similar charges imposed by a Governmental Authority, including all income, franchise, profits, capital gains, capital stock, transfer, gross receipts, sales, use, transfer, service, occupation, ad valorem, property, excise, severance, windfall profits, premium, stamp, license, payroll, employment, social security, unemployment, disability, environmental (including taxes under Code Section 59A), alternative minimum, add-on, value-added, withholding (including backup withholding) and other taxes, assessments, duties, levies, imposts or other similar charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), and all estimated taxes, deficiency assessments, additions to tax, additional amounts imposed by any Governmental Authority, penalties and interest, and (b) any liability for the payment of any amounts of any of the foregoing types as a result of being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement whereby liability of Grantor for payment of such amounts was determined or taken into account with reference to the liability of any other Party.

“Third-Party Claim” any claim asserted against the Indemnified Party by a Third Party.

“United States” means United States of America.

“Working Interest” means, with respect to each Luther Lease, a percentage interest in the full and entire leasehold estate created under and by virtue of the Luther Lease and all rights and obligations of every kind and character appurtenant thereto or arising therefrom, without regard to any valid royalty, overriding royalties, production payments, carried interests, liens, or other encumbrances or charges against production insofar as such interest in said leasehold is burdened with the obligation to bear and pay costs of operations.

ARTICLE II

PROPERTIES

Section 2.01 Contribution. Subject to the terms and conditions of this Agreement, each Grantor agrees to contribute, transfer, assign, and convey to Grantee, each such Grantor’s entire right, title and interest in the Properties, as hereinafter defined, effective as of the Effective Time.

Section 2.02 Properties. The term “Properties” as used herein shall mean the following described assets limited to the Misener-Hunton formation only:

a) the oil and/or gas leases, the rights under the pooling orders, and the mineral interests covered thereby as listed on Exhibit “B” (the “Luther Leases”);

b) the oil wells, gas wells, temporarily abandoned wells and other wells of every nature and kind as described on Exhibit “B” including but not limited to, all wells that are or are capable of producing oil, natural gas, or natural gas liquids which are located on the Luther Leases or lands pooled therewith or otherwise associated with the Luther Leases (the “Luther Wells”);

c) all oil, gas well gas, casinghead gas, condensate, and all components of any of them produced from or allocated to the Luther Leases and/or the Luther Wells and produced from the Misener-Hunton formation after the Effective Time (the “Luther Hydrocarbons”);

d) all of the assignments or arrangements other instruments or agreements that pertain to the Properties and all contractually binding to which the Properties may be subject and which will be binding on the assets described in this Section 2.02 or Grantee after the Closing and other contracts and agreements, owned by any Grantor, in whole or in part, to the extent that they are used or held for use in connection with the ownership or operation of the the assets described in this Section 2.02 or the production or treatment of the Luther Hydrocarbons on or produced therefrom, or the transportation, sale or disposal of water, the Luther Hydrocarbons, or associated substances therefrom; and

e) all of the personal property, equipment, fixtures, movable and immovable property and improvements appurtenant to the Luther Wells not otherwise covered herein.

Section 2.03 Excluded Assets. Other than the Properties, Grantee is not acquiring any other assets of the Grantors and specifically is excluded from the Properties; and reserved unto the Grantors are the following (the “Excluded Assets”):

a) Grantors’ rights in the leases, force-pooling orders and wells in formations other than the Misener-Hunton formation;

b) all claims and causes of action of any Grantor (i) arising from acts, omissions or events, or damage to or destruction of property, occurring prior to the Effective Time, or (ii) arising under or with respect to any contract that is attributable to periods of time prior to the Effective Time (including claims for adjustments or refunds);

c) all proceeds from the sale of Hydrocarbons produced from the Properties with respect to all periods prior to the Effective Time; and

d) claims of any Grantor for refunds of or loss carry forwards with respect to (i) production or any other taxes attributable to any period prior to the Effective Time, (ii) income or franchise taxes, or (iii) any taxes attributable to the Excluded Assets.

Section 2.04 Operator Owns Saltwater Disposal Infrastructure. Grantee acknowledges and agrees that it will not acquire ownership of saltwater disposal wells, pipelines, equipment or other Infrastructure relating to saltwater disposal or any byproducts of saltwater as a result of this Agreement or payment of any saltwater disposal fees under the Participation Agreement and the Joint Operating Agreement and that such saltwater disposal facilities and byproducts of saltwater shall remain the sole property of Operator and its assignees, but which shall continue to be operated by Operator pursuant to the Participation Agreement and the Joint Operating Agreement.

Section 2.05 Effective Time. The purchase of the Properties shall be effective as the Effective Time.

Section 2.06 Ownership of Properties. Subject to the provisions hereof, Grantors shall be entitled to all of the rights (including, without limitation, the right to all production, proceeds of production and other proceeds) of ownership, and shall be subject to the duties and obligations of such ownership attributable to the Properties for the periods of time prior to the Effective Time. Subject to the provisions of this Agreement, Grantee shall be entitled to all of the rights (including, without limitation, the right to all production, proceeds of production and other proceeds) of such ownership and shall assume and be subject to the duties, costs, assessments, liabilities, expenses, disbursements and obligations of such ownership, attributable to the Properties for the periods of time from and after the Effective Time and any plugging and environmental liability or obligation as provided for pursuant to Section 7.04 “Assumption of Plugging Liabilities” and Section 7.05 “Grantee’s Assumption of Environmental Liabilities” of this Agreement whether arising before or after the Effective Time.

ARTICLE III

CONSIDERATION

Section 3.01 Consideration. As consideration for the contribution of the Properties by Grantors to Grantee, Grantee shall issue to each Grantor, or its designee, at Closing the number of shares of Grantee’s common stock (the “Shares”) as shown on Exhibit “A” attached hereto.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.01 Representations and Warranties of Grantors. Each Grantor individually, and not jointly and severally, represents and warrants the following to Grantee:

a) Organization. To the extent that Grantor is a corporation or a limited liability company, Grantor is duly organized, validly existing and in good standing under the laws of the State of Oklahoma, has full legal power to carry on its business as now conducted, is authorized to hold title to the Properties and is in good standing and duly qualified to conduct its business in the jurisdiction where the Properties are located.

b) Authorization. To the extent that Grantor is a corporation or a limited liability company, the execution, delivery and performance of this Agreement and the Grantor Ancillary Documents by Grantor and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized pursuant to the Grantor’s Organizational Documents.

c) Enforceability. This Agreement and all other Grantor Ancillary Documents have been duly executed and delivered on behalf of Grantor and constitutes the legal, valid and binding obligation of Grantor enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, reorganization or moratorium statutes, or other similar Laws affecting the rights of creditors generally or equitable principles (collectively, “Equitable Limitations”).

d) Brokers. Grantor has not made any agreement with respect to any broker’s or finder’s fees arising out of or in any way related to the transactions contemplated by this Agreement for which Grantee will have any liability.

e) Litigation. Grantor has not received written notice of any suit, action or other proceeding, nor has any suit, action or other proceeding to the Knowledge of Grantor been threatened or is pending against Grantor or the Properties before any Governmental Authority and there exist no unsatisfied judgments any of kind which might result in impairment or loss of Grantor’s interest in any part of the Properties or that might hinder or impede the operation of the Properties in any material respect. Grantor has not received written notice of any pending proceeding, notice of violation, action, suit, claim or investigation before any federal, state or other governmental court or agency involving the ownership, operation or environmental condition of the Properties. There is no action, suit, proceeding, protest, claim or investigation by any Party or Governmental Authority, to Grantor’s Knowledge, pending or threatened against Grantor before any Governmental Authority that impedes or is likely to impede Grantor’s ability to consummate the transaction contemplated by this Agreement or to assume the liabilities to be assumed by Grantor under this Agreement.

f) Taxes. All federal, state and local Tax returns relating to Grantor’s interest in the Properties and required under the statutes, rules and regulations of such jurisdictions have been filed and all Taxes, including, but not limited to, ad valorem, severance and income taxes (other than those being contested in good faith for which adequate provisions will be made) shown on said returns to be due, and additional assessments received prior to the date hereof, which are due and payable, have been paid. The Properties are not subject to any tax partnership agreements requiring a partnership income tax return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code.

g) Solvency. There are no bankruptcy proceedings pending, being contemplated by or, to Grantor’s Knowledge, based upon reasonable inquiry and investigation, threatened against Grantor. Grantor represents that it is, and after the completion of the transactions contemplated hereby, will be solvent and is and will continue to be able to pay its debts as they become due.

h) Consents. No approval of a Governmental Authority or consent or approval of any other Person is required to be obtained or made by or with respect to Grantor in connection with the execution, delivery, and performance of this Agreement (including the assignment of the Properties) or the other Ancillary Documents or the consummation of the transactions contemplated hereby or thereby, except consents by, required notices to, filings with, or other actions by any Governmental Authority in connection with the sale or conveyance of oil and gas leases or interests therein, if the same are customarily obtained routinely and subsequent to such sale or conveyance.

i) Title to Properties. Grantor has Good and Defensible Title to the Properties being contributed hereunder and, upon the Closing, Grantee will acquire Good and Defensible title to Grantor’s interest in the Properties being contributed hereunder.

Section 4.02 Representations and Warranties of Grantee. Grantee represents and warrants the following to Grantors as of the execution of this Agreement and as of Closing:

a) Organization. Grantee is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, has full legal power to carry on its business as now conducted, is authorized to hold title to its assets and is in good standing and duly qualified to conduct its business in the jurisdictions where its assets are located.

b) Authorization. The execution, delivery and performance of this Agreement and the Grantee Ancillary Documents by Grantee and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized pursuant to the Organizational Documents of Grantee.

c) Enforceability. This Agreement and all other Grantee Ancillary Documents have been duly executed and delivered on behalf of Grantee and constitutes the legal, valid and binding obligation of Grantee enforceable in accordance with its terms, except as enforceability may be limited by Equitable Limitations.

d) No Conflict. The consummation of the transactions contemplated by this Agreement and the Grantee Ancillary Documents will not violate, or be in conflict with, the Organizational Documents or any material provision of any agreement or instrument to which Grantee is a party or by which it, or the its assets, is bound or will not violate or be in conflict with any material provision of any judgment, decree, order, statute, rule or regulation applicable to Grantee or any asset of Grantee, or result in the creation or imposition of any Lien or any asset of Grantee other than Permitted Liens.

e) Brokers. Grantee has not made any agreement with respect to any broker’s or finder’s fees arising out of or in any way related to the transactions contemplated by this Agreement for which Grantors will have any liability.

f) Litigation. Grantee has not received written notice of any suit, action or other proceeding, nor has any suit, action or other proceeding to the Knowledge of Grantee been threatened or is pending against Grantee or its assets before any Governmental Authority and there exist no unsatisfied judgments any of kind which might result in impairment or loss of Grantee’s interest in any part of its assets or that might hinder or impede the operation of Grantee in any material respect. Grantee has not received written notice of any pending proceeding, notice of violation, action, suit, claim or investigation before any federal, state or other governmental court or agency involving the ownership, operation or environmental condition of Grantee’s assets or operations. There is no action, suit, proceeding, protest, claim or investigation by any Party, entity, administrative agency or governmental body, to Grantee’s Knowledge, pending or threatened against Grantee before any Governmental Authority that impedes or is likely to impede Grantee’s ability to consummate the transaction contemplated by this Agreement or to assume the liabilities to be assumed by Grantee under this Agreement.

g) Capitalization. The authorized capital stock of Grantee consists of one-hundred and eighty million (180,000,000) shares of common stock and twenty million (20,000,000) shares of preferred stock of which twenty one million two hundred thousand (21,200,000) shares of common stock will be issued and outstanding after the concurrent consummation of the transactions contemplated hereunder and under that certain Contribution Agreement among Grantee and Scintilla, LLC, and no more than five million (5,000,000) additional shares of common stock of Grantee shall be issued and outstanding as of the close of business on the date hereof. All of such shares are, or will be, validly issued, fully paid, nonassessable, issued free of preemptive rights in compliance with applicable Laws and have been, or will be, accorded full voting rights. With respect to Grantee, there are no outstanding options, warrants, rights or other securities convertible into or exchangeable or exercisable for equity securities, any other commitments or agreements providing for the issuance of additional equity interests or the repurchase or redemption of equity interests, and there are no agreements of any kind which may obligate Grantee to issue, purchase, redeem or otherwise acquire any of its equity interests. There are no voting agreements, proxies or other similar agreements or understandings with respect to the equity interests of Grantee. Upon consummation of the transactions contemplated by this Agreement, Grantors will acquire good and valid title to all of the Shares, free and clear and any Liens.

h) Acknowledgement. Grantee agrees and acknowledges that the Properties have been used for oil and gas drilling and production operations, related oil field operations and possibly for the storage and disposal of deleterious substances and the Properties may be contaminated with such materials. Physical changes in or under the Properties or adjacent lands may have occurred as a result of such uses. The Properties may contain wells, sumps landfills, pits, ponds, tanks impoundments, foundations, pipelines and other equipment whether or not of a similar nature, any of which may be buried and contain deleterious substances, and the locations of which may not be readily apparent by a physical inspection of the Property. In addition Grantee acknowledges that some oil field production equipment may contain hazardous materials, including, without limitation, asbestos and/or natural occurring radioactive material (“NORM”). In this regard, Grantee expressly understands that NORM in the form of scale or in other forms may have become dislodged from the inside of wells, materials and equipment and be located on the Properties. Grantee expressly understands that special procedures may be required for the removal and disposal of asbestos, NORM, and other deleterious substances from the Properties where they may be found. Grantee represents that at Closing it will have satisfied itself as to the physical and environmental condition of the Properties, both surface and subsurface, and their method of operation and agrees to accept an assignment of the Properties at Closing on an “AS IS, WHERE IS” basis, “WITH ALL FAULTS” and in making the decision to enter in this Agreement and consummate the transactions contemplated hereby, Grantee has relied solely on the basis of its own independent investigation of the Properties.

i) Experience. Grantee represents that by reason of Grantee’s Knowledge and experience in the evaluation, acquisition, and operation of oil and gas properties, Grantee has evaluated the merits and risks of acquiring the Properties from Grantors and has formed an opinion based solely upon Grantee’s Knowledge and experience and not upon any representations or warranties by Grantors.

j) No Distribution. Grantee is acquiring the Properties for its own account and not with the intent to make a distribution within the meaning of the Securities Act of 1933 (and the rules and regulations pertaining thereto) or a distribution thereof in violation of any other applicable securities laws.

Section 4.03 Waiver of Representations and Warranties. THE EXPRESS REPRESENTATIONS OF GRANTORS CONTAINED IN THIS AGREEMENT ARE EXCLUSIVE AND ARE IN LIEU OF, AND GRANTORS EXPRESSLY DISCLAIM AND NEGATE AND GRANTEE HEREBY WAIVES, ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, WITH RESPECT TO (i) TITLE, (ii) THE QUALITY, QUANTITY OR VOLUME OF THE RESERVES, IF ANY, OF HYDROCARBONS IN OR UNDER THE PROPERTIES AND (iii) THE ENVIRONMENTAL CONDITION OF THE PROPERTIES, BOTH SURFACE AND SUBSURFACE. GRANTORS DO NOT MAKE OR PROVIDE, AND GRANTEE HEREBY WAIVES, ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, AS TO THE QUALITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS. EXCEPT AS PROVIDED HEREIN, GRANTORS DISCLAIM AND NEGATE, AND GRANTEE HEREBY WAIVES, ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED OR STATUTORY. THE ITEMS OF PERSONAL PROPERTY, EQUIPMENT, IMPROVEMENTS, FIXTURES AND APPURTENANCES CONVEYED AS PART OF THE PROPERTIES ARE SOLD, AND GRANTEE ACCEPTS SUCH ITEMS “AS IS, WITH ALL FAULTS.” THERE ARE NO WARRANTIES THAT EXTEND BEYOND THE FACE OF THIS AGREEMENT. GRANTEE ACKNOWLEDGES THAT THIS WAIVER IS CONSPICUOUS.

ARTICLE V

TAX MATTERS

Section 5.01 Apportionment of Tax Liability. All Taxes based on or measured by production or Hydrocarbons shall be deemed attributable to the period during which such production occurred and not attributable to the year in which such Taxes are assessed.

Section 5.02 Tax Reports and Returns. With respect to the Properties, Grantors agree to file all Tax Returns for the period of time prior to the Effective Time, and Grantee agrees to file all Tax Returns for the period of time after the Effective Time. The Party not filing the Tax Return agrees to provide the Party filing the return with the information which is necessary and appropriate to file any required tax reports and returns related to the Properties. Grantee agrees to file all tax returns and reports applicable to the Properties that are required to be filed after Closing, and pay all required Taxes payable with respect to the Properties.

ARTICLE VI

CLOSING

Section 6.01 Closing. The purchase by Grantee and the sale by the Grantors of the Properties as contemplated by this Agreement (herein called the “Closing”) shall take place on the date hereof.

Section 6.02 Closing Obligations. At the Closing the following events shall occur:

a) Grantee shall deliver and issue duly endorsed and executed certificates for the Shares to each Grantor, or its designee, in accordance with Law.

b) Grantors shall deliver to Grantee a properly executed Assignment, Bill of Sale and Conveyance for the Properties.

c) Each Grantor shall deliver to Grantee a non-foreign affidavit(s) in compliance with United States Treasury Regulation Section 1.1445-2(b)(2).

d) Grantors and Grantee shall execute and deliver all documents necessary directing Operator or the purchaser of the Hydrocarbons to pay Grantee the proceeds attributable to the production from the Luther Leases and the Luther Wells from and after the Effective Time.

ARTICLE VII

POST-CLOSING RIGHTS AND OBLIGATIONS

Section 7.01 Files and Records. Grantee will retain and will provide Grantors with reasonable access to any books and records so retained by Grantee for a period of seven (7) years from and after Closing, together with such additional files, data and records of Grantee as may be reasonably requested by any Grantor in order to pursue any claims, obligations and disputes relating to the Properties.

Section 7.02 Taxes and Recording Fees. Grantee shall pay all sales and use taxes and related penalties and interest, if any, due as a result of this transaction. Grantee shall pay all transfer, documentary filing and recording fees required in connection with the filing and recording of any assignments and furnish Grantors copies of recorded and/or filed documents.

Section 7.03 Further Assurances. From and after Closing, Grantors and Grantee shall, without further consideration, execute, acknowledge and deliver or use reasonable efforts to cause to be executed, acknowledged and delivered such instruments and take such other action as may be necessary or advisable to carry out their obligations under this Agreement and under any document, certificate or other instrument delivered pursuant hereto.

Section 7.04 Assumption of Plugging Liabilities. Upon Closing, Grantee assumes hereby its proportionate share of any and all plugging and abandonment obligations associated with the Properties, regardless of when the obligations arose. Plugging and abandonment obligations shall mean all usual and normal prudent operations for the plugging, abandonment, surface restoration, site clearance, and disposal of related waste materials, including, without limitation, NORM and asbestos, and of all oil, gas, injection, water or other wells, sumps, pits, ponds, tanks, impoundments, foundations, pipelines, structures and equipment of any kind or description on the Properties, in compliance with all applicable contractual obligations and applicable rules and regulations of governmental bodies having jurisdiction over the Properties.

Section 7.05 Grantee’s Assumption of Environmental Liabilities. Upon Closing, Grantee assumes responsibility for any and all Post Closing Environmental Liabilities.

Section 7.06 Joint Billing Audits and Credits. Subject to the provisions of this Agreement, each Grantor shall retain all of the rights incidental to its ownership of the Properties prior to the Effective Time, including, without limitation, the rights to all proceeds of production, retroactive price adjustments, windfall profit tax refunds, judgments or settlements, and any reimbursement or refund of ad valorem taxes paid by any such Grantor and shall be responsible for all costs, assessments, gas imbalances, liabilities, expenses and disbursements with respect thereto prior to the Effective Time resulting from, relating to or arising out of the ownership, occupancy, use or operation of the Properties except as to environmental matters and plugging and abandonment liabilities which are assumed by Grantee under this Agreement. Each Grantor shall be responsible for the settlement of all joint billing audits which relate to the Properties and the accounting periods prior to the Effective Time. Grantee shall be responsible for the payment of it proportionate share of any amounts finally determined to be due and payable as a result of any joint billing audit which relate to the Properties and the accounting periods after the Effective Time. Any credits received by Grantee attributable to expenses paid prior to the Effective Time shall be reimbursed to Grantors by Grantee. Any credits received by any Grantor attributable to expenses paid after the Effective Time shall be reimbursed to Grantee by such Grantor.

ARTICLE VIII

INDEMNIFICATION

Section 8.01 Survival. The representations and warranties of the Parties contained herein and all covenants contained herein that are to be performed prior to the Closing will survive for twelve (12) months following the Closing. No Party shall have any liability for indemnification claims made under this Article VIII with respect to any such representation, warranty or covenant unless a Claim Notice is provided by the non-breaching Party to the other Party prior to the expiration of the survival period for such representation, warranty or pre-closing covenant. If a Claim Notice has been timely given in accordance with this Agreement prior to the expiration of the survival period for such representation, warranty or covenant or claim, then the applicable representation, warranty or covenant shall survive as to such claim, until such claim has been finally resolved. All covenants and agreements of the Parties contained in this Agreement to be performed after the Closing, will survive the Closing in accordance with their terms.

Section 8.02 Indemnification.

a) From and after the Closing, each Grantor shall shall hold harmless Grantee, Grantee’s Affiliates and their respective Representatives (the “Grantee Indemnified Parties”) from and against all Losses that the Grantee Indemnified Parties incur from or out of; (i) any breach of any representation, warranty or covenant of such Grantor in this Agreement and; (ii) the business and operations of the Properties relating to periods prior to the Effective Time, including Pre-Closing Environmental Liabilities and (iii) any Taxes that are attributable to the ownership or operation of the Properties during any periods or partial periods ending on or before the Effective Time.

b) From and after the Closing, Grantee shall indemnify and hold harmless the Grantors, Grantors’ Affiliates and their respective Representatives (the “Grantor Indemnified Parties”) from and against all Losses that the Grantor Indemnified Parties incur from or out of (i) any breach of any representation, warranty or covenant of Grantee in this Agreement; (ii) the business and operations of the Properties relating to periods after the Effective Time, including Post-Closing Environmental Liabilities and (iii) any Taxes which are attributable to the ownership or operation of the Properties during any periods or partial periods ending after the Effective Time.

Section 8.03 Duty to Use Reasonable Efforts. Notwithstanding anything to the contrary herein, the Parties shall have a duty to use Reasonable Efforts to mitigate any Loss arising out of or relating to this Agreement or the transactions contemplated hereby.

Section 8.04 Indemnification Procedures. Claims for indemnification under this Agreement shall be asserted and resolved as follows:

a) Any Grantee Indemnified Party or Grantor Indemnified Party claiming indemnification under this Agreement (an “Indemnified Party”) with respect to any claim asserted against the Indemnified Party by a third party (a “Third Party Claim”) in respect of any matter that is subject to indemnification under Section 8.02 shall promptly (i) notify the indemnifying Party (the “Indemnifying Party”) of the Third-Party Claim and (ii) transmit to the Indemnifying Party a written notice (a “Claim Notice”) describing in reasonable detail the nature of the Third-Party Claim, a copy of all papers served with respect to such claim (if any), the Indemnified Party’s best estimate of the amount of Losses attributable to the Third-Party Claim and the basis of the Indemnified Party’s request for indemnification under this Agreement. Failure to timely provide such Claim Notice shall not affect the right of the Indemnified Party’s indemnification hereunder, except to the extent the Indemnifying Party is prejudiced by such delay or omission.

b) The Indemnifying Party shall have the right to defend the Indemnified Party against such Third-Party Claim. If the Indemnifying Party notifies the Indemnified Party that the Indemnifying Party elects to assume the defense of the Third-Party Claim, then the Indemnifying Party shall have the right to defend such Third-Party Claim with counsel selected by the Indemnifying Party (who shall be reasonably satisfactory to the Indemnified Party), by all appropriate proceedings, to a final conclusion or settlement at the discretion of the Indemnifying Party in accordance with this Section 8.04(b). The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof; provided that the Indemnifying Party shall not enter into any settlement agreement without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed); provided, further, that such consent shall not be required if (i) the settlement agreement contains a complete and unconditional general release by the third party asserting the claim to all Indemnified Parties affected by the claim and (ii) the settlement agreement does not contain any sanction or restriction upon the conduct of any business by the Indemnified Party or its Affiliates. If requested by the Indemnifying Party, the Indemnified Party agrees, at the sole cost and expense of the Indemnifying Party, to cooperate with the Indemnifying Party and its counsel in contesting any Third-Party Claim which the Indemnifying Party elects to contest, including the making of any related counterclaim against the Party asserting the Third-Party Claim or any cross complaint against any Party. The Indemnified Party may participate in, but not control, any defense or settlement of any Third-Party Claim controlled by the Indemnifying Party), and the Indemnified Party shall bear its own costs and expenses with respect to such participation.

c) If the Indemnifying Party does not notify the Indemnified Party that the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 8.04(b), then the Indemnified Party shall have the right to defend, and be reimbursed for its reasonable cost and expense (but only if the Indemnified Party is actually entitled to indemnification hereunder) in regard to the Third-Party Claim with counsel selected by the Indemnified Party (who shall be reasonably satisfactory to the Indemnifying Party), by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnified Party. In such circumstances, the Indemnified Party shall defend any such Third-Party Claim in good faith and have full control of such defense and proceedings; provided, however, that the Indemnified Party may not enter into any compromise or settlement of such Third-Party Claim if indemnification is to be sought hereunder, without the Indemnifying Party’s consent (which consent shall not be unreasonably withheld, conditioned or delayed). The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 8.04(c), and the Indemnifying Party shall bear its own costs and expenses with respect to such participation.

d) Subject to the other provisions of this Article VIII, a claim for indemnification for any matter not involving a Third-Party Claim may be asserted by notice to the Party from whom indemnification is sought.

e) In the event an Indemnified Party shall recover Losses in respect of a claim of indemnification under this Article VIII, no other Indemnified Party shall be entitled to recover the same Losses in respect of a claim for indemnification.

Section 8.05 Wavier of Consequential Damages. Any Losses or damages recoverable under this Agreement, including the indemnification obligations of the parties provided for in this Article VIII, will be limited to actual Losses and damages and will not include, and each party entitled to indemnity or to recover Losses or damages under this Agreement expressly and irrevocably waives and releases any right to recover, any incidental, consequential, indirect, punitive, special or exemplary damages, provided that any incidental, consequential, indirect, punitive, special or exemplary Damages recovered by a third Person (including a Governmental Authority, but excluding any Affiliate of any party) against a party entitled to Losses and damages, including indemnity pursuant to this Article VIII, will be included in the Losses and damages recoverable under this Agreement.

ARTICLE IX

ARBITRATION

Section 9.01 Arbitration. If arbitration is required pursuant to this Agreement, the Parties shall agree on a sole arbitrator to hear and decide all matters under this Agreement. In the event that the parties are unable to agree on an arbitrator within thirty (30) days after a notice of arbitration is filed be either party, then such arbitrator shall be chosen in accordance with the Commercial Arbitration Rules (“Rules”) of the American Arbitration Association (“AAA”).

Section 9.02 Location. Any arbitration hearing shall be held in Oklahoma City, Oklahoma unless another place is determined to be mutually acceptable to the arbitrator, the Grantee and the Grantor.

Section 9.03 Rules. The arbitrator shall settle all disputes concerning matters for which this Agreement requires the use of arbitration in accordance with the Rules of the AAA to the extent such Rules do not conflict with the terms of this Agreement.

Section 9.04 Hearings. The arbitrator promptly shall hear and determine (after giving the Parties due notice of hearing and reasonable opportunity to be heard) the questions submitted and shall render a decision within sixty (60) days after notifying the Parties that the arbitration hearings have been closed or, if oral hearings have been waived, from the date of the transmittal of the Parties’ final statements and proofs to the arbitrator.

Section 9.05 Jurisdiction of Provisions. The arbitrator shall not have jurisdiction or authority to add to, detract from or alter in any way the provisions of this Agreement. Pending the final decision of the arbitrator of any dispute, both Parties will proceed diligently with performance of all contract obligations, including the payment of all sums not in dispute, required by this Agreement. Notwithstanding the foregoing, the Parties reserve the right to apply to any court of competent jurisdiction for the purpose of obtaining security or other provisional relief to satisfy or effectuate an eventual arbitration award, including, without limitation, attachment and injunctive relief. The commencement of any action for such relief in aid of arbitration shall not constitute a waiver of the right to arbitration nor shall it prejudice in any way the right to proceed to arbitration.

Section 9.06 Written Decision or Award. The written decision or award of the arbitrator shall be final and binding upon the Parties and the Parties shall abide by and comply with such decision and a judgment may be rendered upon such decision or award in a court of competent jurisdiction. Grantee and Grantor shall equally bear the cost of the services and expenses of the arbitrator and all other costs of the arbitration proceedings.

Section 9.07 Authority of Arbitrator. The arbitrator shall be authorized to consider only issues that this Agreement expressly requires to be submitted to arbitration. The arbitrator shall have the authority to determine whether the arbitrator is authorized by this Agreement to consider a matter submitted for arbitration. If the arbitrator concludes that he has no such authority, it shall cease consideration of that matter and so notify both Parties.

ARTICLE X

MISCELLANEOUS

Section 10.01 Notices. All notices and communications required or permitted under this Agreement shall be in writing and shall be sufficiently given, effective upon receipt, if personally delivered in writing or if mailed by registered or certified mail, postage prepaid, or bonded overnight carrier, or if communicated by telegram or telecopy, if directed to the Parties addressed as follows:

Grantee:	NEW SOURCE ENERGY CORPORATION

Phone: 405.272.3028
Fax: 405.272.3034
Attention: Kristian Kos
E-mail: kkos@newsource.com
Address: 914 N. Broadway Ave., Suite 230
Oklahoma City, OK 73102

Grantors:	In care of:
NEW DOMINION, LLC Phone: 918.587.6242
Fax: 918.587.7120 Attention: David J. Chernicky E-mail: David.Chernicky@newdominion.net Address: 1307 S. Boulder Ave. Suite 400 Tulsa, OK 74119

Provided, however, that any notice required or permitted under this Agreement will be effective if given verbally within the time period provided, so long as such verbal notice is followed by written notice thereof in the manner herein provided within twenty-four hours following the end of such time period. Any party may, by written notice so delivered to the others, change the address or individual to which delivery shall thereafter be made.

Section 10.02 Amendments and Severability. This Agreement may be amended or modified at any time and in all respects, or any provision may be waived, only by an instrument in writing executed by Grantee and Grantors in the case of amendment or modification, or, in the case of a waiver, by a written instrument executed by the Party to whom the obligation was owed. The invalidity of any one or more provisions of this Agreement shall not affect the validity of this Agreement as a whole, and in case of any such invalidity, this Agreement shall be construed as if the invalid provision had not been included herein.

Section 10.03 Assignment. This Agreement or any part hereof may not be assigned by any Party without the prior written consent of the other Parties. Grantee may designate an Affiliate of Grantee to acquire title to the Properties under any conveyance, assignment or transfer instruments executed to consummate the transactions contemplated hereby and Grantors may assign their rights to acquire title to the Shares.

Section 10.04 Table of Contents Headings. The headings of the articles and sections of this Agreement are for guidance and convenience of reference only and shall not limit or otherwise affect any of the terms or provisions of this Agreement.

Section 10.05 References. References made in this Agreement, including use of a pronoun, shall be deemed to include, where applicable, masculine, feminine, singular or plural, individuals, partnerships or corporations.

Section 10.06 Governing Law. This Agreement and its performance shall be construed in accordance with, and governed by, the internal laws of the State of Oklahoma, excluding any choice of law rules which may direct the application of the laws of another jurisdiction and the Grantee agrees to submit to the exclusive jurisdiction and venue of the federal and state courts of Oklahoma County, Oklahoma regarding the adjudication of any dispute arising out of the performance or enforcement of this Agreement, except matters that are subject to arbitration under this Agreement. The Parties waives any objection to venue of such action, suit or proceeding in such courts and waives any claim that any action, suit or proceeding brought in such courts is an inconvenient forum.

Section 10.07 Announcements. The Parties shall consult with one another with regard to all press releases and other announcements issued at or prior to Closing concerning this Agreement or the transaction contemplated hereby and, except as may be required by applicable laws or the applicable rules or regulations of any governmental agency or stock exchange, neither Grantee nor any Grantor shall issue any such press release or other publicity without the prior written consent of the other Parties.

Section 10.08 Entire Agreement. This Agreement constitutes the entire understanding among the Parties with respect to the subject matter hereof, superseding all negotiations, prior discussions and prior agreements and understandings relating to such subject matter, whether oral or written.

Section 10.09 Parties in Interest. This Agreement shall be binding upon, and shall inure to the benefit of, the Parties hereto and, except as otherwise prohibited, their respective successors and assigns; and nothing contained in this Agreement, express or implied, is intended to confer upon any other Party or entity any benefits, rights or remedies.

Section 10.10 Waiver. The failure of a Party hereto to insist on the strict performance of any provision of this Agreement or to exercise any right, power, or remedy upon a breach thereof shall not constitute a waiver of any provisions of this Agreement or limit the Party’s right thereafter to enforce any provision or exercise any right.

Section 10.11 Litigation Costs. In the event that any Party to this Agreement resorts to legal proceedings to enforce this Agreement, the prevailing Party in such proceedings shall be entitled to recover all costs incurred by such Party, including reasonable attorney fees.

Section 10.12 Exhibits. All exhibits and disclosure schedules attached to or referred to in this Agreement are incorporated into and made a part of this Agreement.

Section 10.13 No Partnership Created. It is not the purpose or intention of this Agreement to create (and it shall not be construed as creating) a joint venture, partnership or any type of association, and the Parties are not authorized to act as agent or principal for each other with respect to any matter related hereto.

Section 10.14 Not to Be Construed Against Drafter. The Parties acknowledge that they have had an adequate opportunity to review each and every provision contained in this Agreement and to submit the same to legal counsel for review and comment, including expressly, but without limitation, the waivers and indemnities contained herein. Based on said review and consultation, the Parties agree with each and every term contained in this Agreement. Based on the foregoing, the Parties agree that the rule of construction that a contract be construed against the drafter, if any, shall not be applied in the interpretation and construction of this Agreement.

Section 10.15 No Third Party Beneficiaries. Nothing contained in this Agreement shall entitle anyone other than the Grantor or Grantee or their authorized successors and assigns to any claim, cause of action, remedy or right of any kind.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first set forth above.

GRANTORS:

Deylau, LLC

By:	/s/ Kristian Kos
	Name:	Kristian Kos
	Title:	Manager

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/s/ Timothy R. Cargile
Timothy R. Cargile

/s/ Robin L. Cargile
Robin L. Cargile

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W.K. Chernicky, L.L.C.

By:	/s/ Wayne K. Chernicky
	Name:	Wayne K. Chernicky
	Title:	Manager

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Okeanos, Inc.

By:	/s/ Jean J. Antonides
	Name:	Jean J. Antonides
	Title:	President

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/s/ Tony McKaig
Tony McKaig

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Red Dragon, LLC

By:	/s/ Michael C.K. Chuns
	Name:	Michael C.K. Chuns
	Title:	Manager

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GRANTEE:

New Source Energy Corporation

By:	/s/ Kristian Kos
Kristian Kos
President and Chief Executive Officer

Exhibit “A”

Luther Working Interest Percentages and Shares Issued in Respect Thereof

Grantor	Working Interest Percentage	Shares to be Issued to Grantor

Deylau, LLC	3.00%	360,000

Timothy R. and Robin L. Cargile	1.50%	180,000

W.K. Chernicky, L.L.C.	2.00%	240,000

Okeanos, Inc.	1.00%	120,000

Tony McKaig	1.50%	180,000

Red Dragon, LLC	1.00%	120,000

Exhibit B

Luther Leases and Luther Wells

[omitted]